                       [LETTERHEAD OF HELLER FINANCIAL]


For Further Information Contact

      John Brooklier
      312-441-6184


                                 News Release




                  Heller Financial, Inc. Reports Increases in
                 --------------------------------------------
          Income Before Taxes for 1995 Second Quarter and First Half
          ----------------------------------------------------------



  Chicago -- (July 28, 1995) -- Heller Financial, Inc. reported increases in income before taxes for both the 1995 second quarter and first-half as well as growth in net income for the 1995 first half, Michael S. Blum, Chairman and Chief Executive Officer, announced today.


  Income before taxes for the 1995 second quarter was $52 million, a 33 percent increase over the comparable 1994 period. First half 1995 income before taxes was $98 million, or 15 percent higher than the prior year period.


  In the 1995 second quarter, operating revenues increased 6 percent to $132 million, largely due to growth in net interest income and income of international joint ventures. Operating expenses increased $6 million, or 13 percent, as the company continues to invest in the developing asset-based and equipment lending businesses. The provision for losses decreased as the company experienced a lower level of writedowns on repossessed assets. Overall, 1995 second quarter net income of $34 million declined slightly from the year earlier period as the income tax provision increased $13 million over the prior year quarter.
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  For the 1995 first half, operating revenues were $278 million, a 5 percent increase over 1994. Growth in net interest income and income of international joint ventures offset lower net gains from equity interests and investments. The increases in operating expenses and the income tax provision more than offset the decrease in the provision for losses. Even so, net income of $64 million for the 1995 first half was 2 percent higher than the prior year period.


  At June 30, 1995, the ratio of nonearning assets to total lending assets increased to 4.6 percent from 4.0 percent at December 31, 1994. While new business portfolios continued to exhibit strong credit quality, the unpredictable timing of the resolution or restructuring of a number of large accounts in the pre-1990 portfolio may cause variability in the level of nonearning assets from quarter to quarter. However, the company anticipates that nonearning assets will trend downward towards the lower end of its targeted range by year-end.


  "We are pleased with the company's continuing growth in operating revenues and income before taxes because it signifies progress toward our goal of diversifying assets and revenue sources," said Blum. "We also are pleased that we continue to make progress on our goal of improving asset quality by resolving problem accounts in the pre-1990 portfolio as well as by adding quality assets to the new business portfolios."


  Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial, Inc. provides U.S.-based clients with cash flow financing, real estate financing, factoring and working capital loans, equipment financing and leasing, asset-based finance and equity investments. The company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and/or trade finance.
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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)


                                                                   June 30, 1995        December 31, 1994
                                                                   --------------       -----------------
                                                                     (unaudited)
Assets
- - ------

Cash and cash equivalents                                                 $   89              $   99
Total receivables                                                          8,137               7,616
Less: Allowance for losses of receivables                                    241                 231
                                                                          ------              ------

  Net receivables                                                          7,896               7,385
Investments                                                                  653                 634
Investments in international joint ventures                                  221                 174
Other assets                                                                 218                 184
                                                                          ------              ------

                                                                          $9,077              $8,476
                                                                          ======              ======

Liabilities and Stockholders' Equity
- - ------------------------------------

Senior debt
  Commercial paper and short-term borrowings                              $2,726              $2,451
  Notes and debentures                                                     4,247               3,930
                                                                          ------              ------

  Total debt                                                               6,973               6,381

Credit balances of factoring clients                                         443                 452
Other payables and accruals                                                  245                 274
                                                                          ------              ------
  Total liabilities                                                        7,661               7,107

Minority interest in equity of Heller International Group, Inc.               44                  39

Stockholders' equity
  Cumulative Perpetual Senior Preferred Stock, Series A                      125                 125
  Cumulative Convertible Preferred Stock, Series D                            25                  25
  Common stock, additional paid-in capital and retained earnings           1,222               1,180
                                                                          ------              ------

  Total stockholders' equity                                               1,372               1,330
                                                                          ------              ------

                                                                          $9,077              $8,476
                                                                          ======              ======

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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (in millions)

                                       For the Three              For the Six
                                        Months Ended             Months Ended
                                          June 30,                 June 30,
                                      -----------------        -----------------
                                      1995        1994          1995       1994
                                      -----       -----         -----      -----
                                         (unaudited)              (unaudited)
Interest income                       $ 214       $ 170         $ 420      $ 321
Interest expense                        119          80           231        149
                                      -----       -----         -----      -----
  Net interest income                    95          90           189        172
Fees and other income                    28          30            72         83
Income of international
 joint ventures                           9           5            17         10
                                      -----       -----         -----      -----
  Operating revenues                    132         125           278        265
Operating expenses                       52          46           102         90
Provision for losses                     28          40            78         90
                                      -----       -----         -----      -----
  Income before taxes and
   minority interest in income
   of Heller International Group,
   Inc.                                  52          39            98         85
Income tax provision                     16           3            31         20
Minority interest in income of
 Heller International Group, Inc.         2           1             3          2
                                      -----       -----         -----      -----
Net income                            $  34       $  35         $  64      $  63
                                      =====       =====         =====      =====